Exhibit 99.1

INTERNATIONAL PLACE 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Reports Fourth-Quarter and 2011 Earnings

Margin Expansion and Emerging Market Growth Driving Results

MEMPHIS, Tenn. – Feb. 2, 2012 – International Paper (NYSE: IP) reported preliminary full-year 2011 net earnings attributable to common shareholders totaling $1.3 billion ($3.07 per share) compared with $644 million ($1.48 per share) in full-year 2010. In the fourth quarter of 2011, the company reported net earnings of $257 million ($0.59 per share) compared with $316 million ($0.73 per share) in the fourth quarter of 2010. Amounts in all periods include special items.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	Fourth Quarter 2011	Fourth Quarter 2010	Full Year 2011	Full Year 2010
Net Earnings (Loss)	$0.59	$0.73	$3.07	$1.48

Less – Discontinued Operations Gain	—	—	(0.11)	—

Earnings from Continuing Operations	$0.59	$0.73	$2.96	$1.48

Add Back – Net Special Items Expense (Income)	0.07	(0.05)	0.14	0.57

Earnings from Continuing Operations and Before Special Items	$0.66	$0.68	$3.10	$2.05

Full-year 2011 earnings from continuing operations and before special items were $1.4 billion ($3.10 per share) compared with $890 million ($2.05 per share) in 2010. Earnings from continuing operations and before special items in the fourth quarter of 2011 totaled $288 million ($0.66 per share) compared with $296 million ($0.68 per share) in the fourth quarter of 2010.

Annual sales totaled $26.0 billion in 2011 compared with $25.2 billion in 2010. Quarterly net sales were $6.4 billion in the fourth quarter compared with $6.5 billion in the fourth quarter of 2010.

Full-year 2011 operating profits were $2.2 billion compared with $1.7 billion in 2010. Operating profits in the fourth quarter were $577 million compared with $561 million in 2010, both of which included special items.

Full year EBITDA margins improved 100 basis points over 2010, before special items.

“Margin expansion across our global operations, as well as growth in emerging markets, contributed to a solid fourth quarter and drove IP’s performance throughout 2011,” said John Faraci, Chairman and Chief Executive Officer. “International Paper has consistently delivered strong results for the sixth consecutive quarter since the global downturn, generating our best financial results in nearly two decades. Sustaining positive momentum in an uneven global economy is challenging, but over the course of the full year ahead we remain confident in our ability to continue to execute at a high level.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special items, management focuses on business segment operating profits excluding those items. Fourth-quarter 2011 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging operating earnings in the fourth quarter of 2011 were $316 million ($306 million including special items) compared with $301 million ($293 million including special items) in the third quarter of 2011. The current quarter’s earnings were favorably impacted by strong mill operations, lower recycled fiber costs in the U.S. and seasonally stronger box volumes and improved margins in Europe. Partially offsetting these gains were higher maintenance outages, lower export containerboard prices and seasonally lower U.S. box volume (four fewer box shipping days) and associated market related downtime in the mills.

Printing Papers operating earnings were $190 million ($189 million including special items) in the fourth quarter of 2011 versus $238 million ($239 million including special items) in the third quarter of 2011. Higher manufacturing operating costs primarily associated with unfavorable seasonal energy usage, increased maintenance outages and lower export and pulp sales prices in the quarter more than offset lower inputs and seasonally stronger paper sales in Brazil, Russia and Eastern Europe.

Consumer Packaging operating earnings were $62 million ($66 million including special items) in the fourth quarter of 2011 compared with $103 million ($30 million including special items) in the third quarter of 2011. Increased maintenance outages, seasonally weaker U.S. and export demand for coated paperboard and lower pricing in China and Europe were only partially offset by lower input costs in the quarter.

xpedx operating earnings were $33 million ($16 million including special items) in the 2011 fourth quarter compared with $27 million ($9 million including special items) in the third quarter of 2011. Fourth quarter cost decreases associated with transformation-related initiatives and favorable year-end true-ups more than offset lower printing papers volume due to fewer shipping days.

Net corporate expenses for the 2011 fourth quarter totaled $31 million, compared with $34 million in the third quarter of 2011 and $63 million in the fourth quarter of 2010. The decrease compared with the fourth-quarter of 2010 reflects lower pension costs and the scheduled ramp down in spending associated with the global supply chain project.

EFFECTIVE TAX RATE

The effective tax rate before special items for the fourth quarter of 2011 was 32 percent, compared with an effective tax rate before special items of 30 percent in the third quarter of 2011. The lower rate in the third quarter is the result of the inclusion of adjustments of prior-year income tax estimates as the result of filing the company’s 2010 income tax returns and the release of tax reserves due to the expiration of statutes of limitation. The 2011 full year rate was 32 percent compared with 30 percent for the 2010 full year.

EFFECTS OF SPECIAL ITEMS

Special items in the fourth quarter of 2011 included a pre-tax charge of $18 million ($13 million after taxes) for restructuring and other charges, a pre-tax gain of $4 million ($3 million after taxes) for an adjustment to the loss on the sale of our Shorewood business, a net tax expense of $22 million and charges of $6 million ($5 million after taxes) for other items. Restructuring and other charges included a pre-tax charge of $14 million ($11 million after taxes) for costs associated with the restructuring of our xpedx operations, pre-tax charges of $12 million ($7 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland, and net pre-tax gains of $8 million ($5 million after taxes) for other items. The net tax expense of $22 million included a $24 million expense related to internal restructurings, a $9 million expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, a $13 million benefit related to the release of a deferred tax asset valuation allowance, and $2 million of expense for other items. In addition, a gain of $6 million (before and after taxes) was recorded for interest associated with a tax claim.

Special items in the third quarter of 2011 included a pre-tax charge of $49 million ($32 million after taxes) for restructuring and other charges and a pre-tax charge of $82 million (a gain of $148 million after a $222 million tax benefit and a gain of $8 million related to a non-controlling interest) to reduce the carrying value of our Shorewood business to estimated fair market value. Restructuring and other charges included a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the acquisition of a majority share of Andhra Pradesh Paper Mills Limited in India, a pre-tax charge of $18 million ($13 million after taxes) for costs associated with the restructuring of our xpedx operations, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland, a pre-tax charge of $6 million ($4 million after taxes) for costs associated with the sale of our Shorewood business and a pre-tax charge of $1 million ($0 million after taxes) for other items.

Special items in the fourth quarter of 2010 included pre-tax charges of $35 million ($22 million after taxes) for restructuring and other charges, a pre-tax gain of $25 million ($15 million after taxes) related to the partial redemption of the Company’s interests in Arizona Chemical, an $18 million pre-tax charge ($11 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota , a charge of $2 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009 and a net $40 million tax benefit related to cellulosic bio-fuel tax credits. Restructuring and other charges included pre-tax charges of $12 million ($7 million after taxes) for closure costs for the Bellevue, Washington and Spartanburg, South Carolina box plant closures, a pre-tax charge of $13 million ($8 million after taxes) for early debt extinguishment costs, a pre-tax charge of $5 million ($3 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, a pre-tax charge of $3 million ($2 million after taxes) for closure costs for three box plants in Asia and a pre-tax gain of $2 million ($1 million after taxes) for other items.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 9 a.m. EST / 8 a.m. CST today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Fourth-Quarter Earnings Call. The conference ID number is 40191658. Participants should call in no later than 8:45 a.m. EST/7:45 a.m. CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 40191658.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the Company’s North American distribution company. Headquartered in Memphis, Tennessee the company employs about 61,000 people in more than 24 countries and serves customers worldwide. 2011 net sales were $26 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture; (vi) the receipt of regulatory approvals for our pending transaction with Temple-Inland Inc. (“Temple-Inland”) and the successful fulfillment or waiver of all other conditions to closing the transaction without unexpected delays or conditions; (vii) the failure to realize synergies and cost savings from the Temple-Inland transaction or delay in realization thereof; and (viii) our ability to achieve the benefits we expect from all other strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731; and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2011		2010		2011		2011		2010
Net Sales	$6,367		$6,531		$6,632		$26,034		$25,179

Costs and Expenses
Cost of products sold	4,662	(a)	4,770	(f)	4,793		18,960	(n)	18,482	(f)
Selling and administrative expenses	441		533		477		1,887		1,930
Depreciation, amortization and cost of timber harvested	321		360		335		1,332		1,456
Distribution expenses	337		332		352		1,390		1,318
Taxes other than payroll and income taxes	35		42		33		146		192
Restructuring and other charges	18	(b)	35	(g)	49	(j)	102	(o)	394	(r)
Net (gains) losses on sales and impairments of businesses	(1	) (c)	(23	) (h)	82	(k)	218	(p)	(23	) (h)
Interest expense, net	138	(d)	150		130		541	(d)	608

Earnings From Continuing Operations Before Income Taxes and Equity Earnings	416	(a-d)	332		381	(j,k)	1,458	(d,n-p)	822	(f,h,r)
Income tax (benefit) provision	154	(e)	50	(i)	(84	) (l)	311	(q)	221	(s)
Equity earnings (loss), net of taxes	(1)		37		50		159		64

Earnings From Continuing Operations	261	(a-e)	319	(f-i)	515	(j-l)	1,306	(d,n-q)	665	(f,h,r,s)
Discontinued operations, net of taxes	—		—		—		49		—

Net Earnings	$261	(a-e)	$319	(f-i)	$515	(j-l)	$1,355	(d,n-q)	$665	(f,h,r,s)
Less: Net earnings (loss) attributable to noncontrolling interests	4		3		(3	) (m)	14	(m)	21

Net Earnings Attributable to International Paper Company	$257	(a-e)	$316	(f-i)	$518	(j-m)	$1,341	(d,m-q)	$644	(f,h,r,s)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.59	(a-e)	$0.74	(f-i)	$1.20	(j-m)	$2.99	(d,m-q)	$1.50	(f,h,r,s)
Discontinued operations	—		—		—		0.11		—

Net earnings	$0.59	(a-e)	$0.74	(f-i)	$1.20	(j-m)	$3.10	(d,m-q)	$1.50	(f,h,r,s)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.59	(a-e)	$0.73	(f-i)	$1.19	(j-m)	$2.96	(d,m-q)	$1.48	(f,h,r,s)
Discontinued operations	—		—		—		0.11		—

Net earnings	$0.59	(a-e)	$0.73	(f-i)	$1.19	(j-m)	$3.07	(d,m-q)	$1.48	(f,h,r,s)

Average Shares of Common Stock Outstanding – Diluted	436.3		434.7		435.2		437.0		434.2

Cash Dividends Per Common Share	$0.2625		$0.1250		$0.2625		$0.9750		$0.4000

Amounts Attributable to International Paper Common Shareholders
Earnings from continuing operations, net of tax	$257		$316		$518		$1,292		$644
Discontinued operations, net of tax	—		—		—		49		—

Net Earnings	$257		$316		$518		$1,341		$644

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $3 million ($2 million after taxes) for an inventory write-off related to the xpedx reorganization.
(b)	Includes a pre-tax charge of $14 million ($11 million after taxes) for severance and other costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $12 million ($7 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland, a gain of $4 million (before and after taxes) for the reversal of a reserve related to an asset exchange in Brazil in 2007, and net pre-tax gains of $4 million ($1 million after taxes) for other items.
(c)	Includes a pre-tax gain of $4 million ($3 million after taxes) for an adjustment to the previously recorded loss to reduce the carrying value of the Company’s Shorewood business and a charge of $3 million (before and after taxes) for asset impairment charges at our Inverurie, Scotland mill which was closed in 2009.
(d)	Includes a gain of $6 million for interest associated with a tax claim.
(e)	Includes $24 million of expense related to internal restructurings, $9 million of expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, $13 million of benefit related to the release of a deferred tax asset valuation allowance, and $2 million of expense for other items.
(f)	Includes a pre-tax charge of $18 million ($11 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota.
(g)	Includes a pre-tax charge of $12 million ($7 million after taxes) for closure costs for the Bellevue and Spartanburg box plants, a pre-tax charge of $13 million ($8 million after taxes) for early debt extinguishment costs, a pre-tax charge of $5 million ($3 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $4 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, a pre-tax charge of $3 million ($2 million after taxes) for costs associated with the shutdown of three box plants in Asia and a net pre-tax gain of $2 million ($1 million after taxes) for other items.
(h)	Includes a pre-tax gain of $25 million ($15 million after taxes) related to the partial redemption of the Company’s interest in Arizona Chemical, and a charge of $2 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.
(i)	Includes a tax benefit of $40 million related to cellulosic bio-fuel tax credits.
(j)	Includes a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the acquisition of a majority share of Andhra Pradesh Paper Mills Limited in India, a pre-tax charge of $18 million ($13 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with signing an agreement to acquire Temple-Inland, a pre-tax charge of $6 million ($4 million after taxes) for costs associated with the sale of the Company’s Shorewood operations, and a pre-tax charge of $1 million ($0 million after taxes) for other items.
(k)	Includes a pre-tax charge of $82 million (a gain of $140 million after taxes) to reduce the carrying value of the Shorewood business based on the terms of the definitive agreement to sell this business.
(l)	Includes a tax benefit of $222 million related to the reduction of the carrying value of the Shorewood business and the write-off of a deferred tax liability associated with Shorewood.
(m)	Includes noncontrolling interest income of $8 million (before and after taxes) associated with the fixed asset impairment of Shorewood Mexico.
(n)	Includes a pre-tax charge of $27 million ($17 million after taxes) for an environmental reserve related to the Company’s property in Cass Lake, Minnesota and a pre-tax charge of $3 million ($2 million after taxes) for an inventory write-off related to the reorganization of the Company’s xpedx business.
(o)	Includes a pre-tax charge of $49 million ($34 million after taxes) for severance and other costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $32 million ($19 million after taxes) for early debt extinguishment costs, a pre-tax charge of $16 million ($10 million after taxes) for costs associated with the acquisition of a majority share of Andhra Pradesh Paper Mills Limited in India, a pre-tax charge of $20 million ($12 million after taxes) for costs associated with signing an agreement to acquire Temple-Inland, a pre-tax charge of $6 million ($4 million after taxes) for costs associated with the sale of the Company’s Shorewood operations, a pre-tax gain of $21 million ($13 million after taxes) related to the reversal of environmental reserves due to the announced repurposing of a portion of the Franklin mill, a gain of $4 million (before and after taxes) for the reversal of a reserve related to an asset exchange in Brazil in 2007, and a charge of $4 million ( $4 million after taxes) for other items.

(p)	Includes a pre-tax charge of $129 million ($104 million after taxes) for a fixed-asset impairment of the North American Shorewood business, a pre-tax charge of $78 million (a gain of $143 million after taxes) to reduce the carrying value of the Shorewood business based on the terms of the definitive agreement to sell this business, and a charge of $11 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.
(q)	Includes $222 million of benefit related to the reduction of the carrying value of the Shorewood business and the write-off of a deferred tax liability associated with Shorewood, $24 million of expense related to internal restructurings, $9 million of expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, $13 million of benefit related to the release of a deferred tax asset valuation allowance, and $2 million of expense for other items.
(r)	Includes a pre-tax charge of $315 million ($192 million after taxes) for shutdown costs for the Franklin mill (including $236 million of accelerated depreciation and $36 million of environmental closure costs), a pre-tax charge of $35 million ($21 million after taxes) for early debt extinguishment costs, pre-tax charges of $12 million ($7 million after taxes) for the closure costs for the Bellevue and Spartanburg box plants, a pre-tax charge of $11 million ($7 million after taxes) for an Ohio Commercial Activity tax adjustment, a pre-tax charge of $6 million ($4 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, a pre-tax charge of $3 million ($2 million after taxes) for costs associated with the closure of three box plants in Asia and charges of $4 million (before and after taxes) for other items.
(s)	Includes a $14 million tax expense and a $32 million tax expense for incentive compensation and Medicare Part D deferred tax write-offs, respectively, and a $40 million tax benefit related to cellulosic bio-fuel tax credits.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

Earnings Before Special Items	$288	$296	$402	$1,355	$890

Restructuring and other charges	(15)	(33)	(32)	(85)	(253)
Net losses on sales/impairments of business	—	13	148	36	13
Interest income	6	—	—	6	—
Income tax adjustments	(22)	40	—	(27)	(6)
Bargain purchase price adjustment recorded in equity earnings	—	—	—	7	—

Earnings from Continuing Operations	257	316	518	1,292	644
Discontinued operations	—	—	—	49	—

Net Earnings as Reported	$257	$316	$518	$1,341	$644

	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
Diluted Earnings per Common Share	2011	2010	2011	2011	2010

Earnings Per Share Before Special Items	$0.66	$0.68	$0.92	$3.10	$2.05

Restructuring and other charges	(0.03)	(0.07)	(0.07)	(0.19)	(0.59)
Net losses on sales/impairments of business	—	0.03	0.34	0.08	0.03
Interest income	0.01	—	—	0.01	—
Income tax adjustments	(0.05)	0.09	—	(0.06)	(0.01)
Bargain purchase price adjustment recorded in equity earnings	—	—	—	0.02	—

Earnings Per Common Share from Continuing Operations	0.59	0.73	1.19	2.96	1.48
Discontinued operations	—	—	—	0.11	—

Diluted Earnings per Common Share as Reported	$0.59	$0.73	$1.19	$3.07	$1.48

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.
(2)	Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months		Three Months	Twelve Months
	Ended		Ended	Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Industrial Packaging	$2,510	$2,570	$2,660	$10,430	$9,840
Printing Papers	1,550	1,540	1,550	6,215	5,940
Consumer Packaging	905	880	955	3,710	3,400
Distribution	1,625	1,770	1,710	6,630	6,735
Forest Products (1)	—	—	—	—	220
Corporate and Inter-segment Sales	(223)	(229)	(243)	(951)	(956)

Net Sales	$6,367	$6,531	$6,632	$26,034	$25,179

Operating Profit by Industry Segment

	Three Months			Three Months		Twelve Months
	Ended			Ended		Ended
	December 31,			September 30,		December 31,
	2011		2010	2011		2011		2010
Industrial Packaging	$306	(2)	$261 (7)	$293	(2)	$1,147	(2)	$826	(7)
Printing Papers	189	(3)	234 (8)	239	(3)	872	(3)	481	(8)
Consumer Packaging	66	(4)	60 (9)	30	(4)	163	(4)	207	(9)
Distribution	16	(5)	9	9	(5)	34	(5)	78
Forest Products (1)	—		(3)	—		—		94

Operating Profit	577		561	571		2,216		1,686

Interest expense, net	(138	) (6)	(150)	(130)		(541	) (6)	(608)
Noncontrolling interest/equity earnings adjustment (10)	4		(5)	(1)		10		15
Corporate items, net	(31)		(63)	(34)		(145)		(226)
Restructuring and other charges	4		(36)	(25)		(82)		(70)
Net gains (losses) on sales and impairments of businesses	—		25	—		—		25

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$416		$332	$381		$1,458		$822

Equity Earnings in Ilim Holdings S.A., Net of Taxes	$1		$31	$51		$153		$55

(1)	The Company has substantially completed its land sales and earnings for future land sales are expected to be insignificant. Beginning in 2011, Forest Products is no longer reported as a separate industry segment.
(2)	Includes charges of $12 million and $8 million for the three months ended December 31, 2011 and September 30, 2011, respectively, and $20 million for the twelve months ended December 31, 2011 for costs associated with signing an agreement to acquire Temple-Inland, a gain of $2 million for the three months and twelve months ended December 31, 2011 for an adjustment to the Albany mill shutdown reserve, a gain of $7 million for the twelve months ended December 31, 2011 for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey, and costs of $2 million for the twelve months ended December 31, 2011 for additional closure costs for the Etienne mill in France.
(3)	Includes gains of $2 million and $1 million for the three months ended December 31, 2011 and September 30, 2011, respectively, and $24 million for the twelve months ended December 31, 2011 related to the repurposing of the Franklin mill, and charges of $3 million and $11 million for the three months and twelve months ended December 31, 2011, respectively, for asset impairment costs associated with the Inverurie mill.
(4)	Includes a gain of $4 million and a charge of $82 million for the three months ended December 31, 2011 and September 30, 2011, respectively, and a charge of $78 million for the twelve months ended December 31, 2011 to reduce the carrying value of the Shorewood business to fair market value, a charge of $129 million for the twelve months ended December 31, 2011 for a fixed asset impairment for the North American Shorewood business, an $8 million gain for the three months ended September 30, 2011 and the twelve months ended December 31, 2011 for noncontrolling interest related to the fixed asset impairment at Shorewood Mexico, and a gain of $1 million for the three months ended September 30, 2011 and a charge of $2 million for the twelve months ended December 31, 2011 for costs associated with the reorganization of the Company’s Shorewood operations.
(5)	Includes charges of $17 million and $18 million for the three months ended December 31, 2011 and September 30, 2011, respectively, and $52 million for the twelve months ended December 31, 2011 associated with the restructuring of the Company’s xpedx operations.
(6)	Includes a gain of $6 million for the three months and twelve months ended December 31, 2011 for interest associated with a tax claim.
(7)	Includes charges of $12 million for the three months and twelve months ended December 31, 2010 for closure costs for the Bellevue and Spartanburg box plants, a gain of $2 million and a net charge of $1 million for the three months and twelve months ended December 31, 2010, respectively, related to closure costs for U.S. mills closed in 2009, charges of $3 million for the three months and twelve months ended December 31, 2010 for closure costs for three Asian box plants and charges of $3 million for the twelve months ended December 31, 2010 for additional closure costs for the Etienne mill in France.
(8)	Includes charges of $2 million for the three months and twelve months ended December 31, 2010 for asset impairment costs associated with the Inverurie mill and charges of $315 million for the twelve months ended December 31, 2010 for shutdown costs for the Franklin mill.
(9)	Includes charges of $4 million and $8 million for the three months and twelve months ended December 31, 2010, respectively, related to the reorganization of the Company’s Shorewood operations.
(10)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Operating Profit to Operating Profit Before Special Items

(In millions)

	Three Months Ended December 31, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total

Operating Profit Before Special Items	$316	$190	$62	$33	$601

Restructuring and other charges	(10)	2	—	(17)	(25)

Net losses on sales and impairments of businesses	—	(3)	4	—	1

Operating Profit as Reported	$306	$189	$66	$16	$577

	Three Months Ended December 31, 2010
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total

Operating Profit Before Special Items	$274	$236	$64	$9	$(3)	$580

Restructuring and other charges	(13)	—	(4)	—	—	(17)

Net losses on sales and impairments of businesses	—	(2)	—	—	—	(2)

Operating Profit as Reported	$261	$234	$60	$9	$(3)	$561

	Three Months Ended September 30, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total

Operating Profit Before Special Items	$301	$238	$103	$27	$669

Restructuring and other charges	(8)	1	1	(18)	(24)

Net losses on sales and impairments of businesses	—	—	(74)	—	(74)

Operating Profit as Reported	$293	$239	$30	$9	$571

	Twelve Months Ended December 31, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total

Operating Profit Before Special Items	$1,160	$859	$364	$86	$2,469

Restructuring and other charges	(20)	24	(2)	(52)	(50)

Net losses on sales and impairments of businesses	—	(11)	(199)	—	(210)

Bargain purchase price adjustment recorded in equity earnings	7	—	—	—	7

Operating Profit as Reported	$1,147	$872	$163	$34	$2,216

	Twelve Months Ended December 31, 2010
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total

Operating Profit Before Special Items	$845	$798	$215	$78	$94	$2,030

Restructuring and other charges	(19)	(315)	(8)	—	—	(342)

Net losses on sales and impairments of businesses	—	(2)	—	—	—	(2)

Operating Profit as Reported	$826	$481	$207	$78	$94	$1,686

(1)	The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.
(2)	The Company has substantially completed its land sales and earnings for future land sales are expected to be insignificant. Beginning in 2011, Forest Products is no longer reported as a separate industry segment.

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months		Three Months	Twelve Months
	Ended		Ended	Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
Industrial Packaging (In thousands of short tons)
Corrugated Packaging	1,806	1,832	1,895	7,424	7,525
Containerboard	582	591	614	2,371	2,458
Recycling	575	626	608	2,435	2,486
Saturated Kraft	39	40	38	161	176
Bleached Kraft	20	19	27	95	85
European Industrial Packaging	264	272	244	1,047	1,040
Asian Box (2)	107	110	118	444	307

Industrial Packaging	3,393	3,490	3,544	13,977	14,077

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	641	644	657	2,616	2,695
European & Russian Uncoated Papers	311	306	289	1,218	1,235
Brazilian Uncoated Papers	315	289	283	1,141	1,081
Indian Uncoated Papers (3)	49	0	0	49	0

Uncoated Papers	1,316	1,239	1,229	5,024	5,011

Market Pulp (4)	358	369	347	1,410	1,422

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	305	341	342	1,375	1,398
European Coated Paperboard	88	87	80	332	351
Asian Coated Paperboard	261	219	257	998	870
Other Consumer Packaging	47	45	46	185	174

Consumer Packaging	701	692	725	2,890	2,793

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes SCA Packaging volumes from date of acquisition in June 2010.
(3)	Includes APPM volumes from date of acquisition in October 2011.
(4)	Includes internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	December 31, 2011	December 31, 2010
Assets

Current Assets
Cash and Temporary Investments	$3,994	$2,073
Accounts and Notes Receivable, Net	3,486	3,039
Inventories	2,320	2,347
Deferred Income Tax Assets	296	339
Assets held for sale	196	—
Other	164	230

Total Current Assets	10,456	8,028

Plants, Properties and Equipment, Net	11,817	12,002
Forestlands	660	747
Investments	632	1,092
Goodwill	2,346	2,308
Deferred Charges and Other Assets	1,082	1,191

Total Assets	$26,993	$25,368

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$719	$313
Liabilities held for sale	43	—
Accounts Payable and Accrued Liabilities	3,976	4,190

Total Current Liabilities	4,738	4,503

Long-Term Debt	9,189	8,358
Deferred Income Taxes	2,497	2,793
Pension Benefit Obligation	2,375	1,482
Postretirement and Postemployment Benefit Obligation	476	499
Other Liabilities	758	649

Equity
Invested Capital	3,290	4,418
Retained Earnings	3,330	2,416

Total Shareholders’ Equity	6,620	6,834

Noncontrolling interests	340	250

Total Equity	6,960	7,084

Total Liabilities and Equity	$26,993	$25,368

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Twelve Months Ended December 31,
	2011	2010
Operating Activities
Earnings (loss) from continuing operations	$1,306	$665
Depreciation, amortization and cost of timber harvested	1,332	1,456
Deferred income tax expense (benefit), net	317	422
Restructuring and other charges	102	394
Pension plan contribution	(300)	(1,150)
Cost of timberlands sold	—	143
Net losses on sales and impairments of businesses	218	(23)
Equity (earnings) loss, net	(159)	(64)
Periodic pension expense, net	195	231
Other, net	118	15
Changes in current assets and liabilities
Accounts and notes receivable	(128)	(327)
Inventories	(56)	(186)
Accounts payable and accrued liabilities	(338)	(52)
Interest payable	6	3
Other	62	104

Cash Provided by Operations	2,675	1,631

Investment Activities
Invested in capital projects	(1,159)	(775)
Acquisitions, net of cash acquired	(379)	(152)
Proceeds from divestitures	50	—
Escrow arrangement	(25)	—
Other	26	93

Cash Used for Investment Activities	(1,487)	(834)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(30)	(26)
Issuance of debt	1,766	193
Reduction of debt	(517)	(576)
Change in book overdrafts	(29)	38
Dividends paid	(427)	(175)
Other	(21)	(42)

Cash Used for Financing Activities	742	(588)

Effect of Exchange Rate Changes on Cash	(9)	(28)

Change in Cash and Temporary Investments	1,921	181
Cash and Temporary Investments
Beginning of the period	2,073	1,892

End of the period	$3,994	$2,073